Exhibit 99.1
FOR IMMEDIATE RELEASE October 27, 2016

CoreLogic Announces Expanded Share Repurchase Authorization

IRVINE, Calif., October 27, 2016-CoreLogic® (NYSE: CLGX), a leading global property information, analytics and data-enabled solutions provider, today announced that its Board of Directors has authorized the Company to repurchase up to $500 million of outstanding shares of its common stock. The authorization, which commences on October 27, 2016, has no expiration date and supersedes the Company's previous share repurchase authorization.

“The Company has returned almost $1 billion in capital to our shareholders in the form of share repurchases over the past six years. We are targeting to repurchase at least 5.1 million shares over the balance of this year and in 2017,” said Frank Martell, chief operating officer of CoreLogic.

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading property information, analytics and data-enabled solutions provider. The company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's previously-announced share repurchase plan and plan to continue to return capital to shareholders. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; and our indebtedness and the restrictions in our various debt agreements. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Media Contacts:
Alyson Austin         Dan Smith
Corporate Communications         Investor Relations
949-214-1414         703-610-5410
newsmedia@corelogic.com         danlsmith@corelogic.com